EXHIBIT 3.2


                                  AMENDMENT OF
                           ARTICLES OF INCORPORATION
                                       OF
                              AETRIUM INCORPORATED

Pursuant to the provisions of Minnesota Statutes, Section 302A.135, the following Amendment to the Restated Articles of Incorporation of Aetrium Incorporated (the "Company") was duly adopted by the shareholders of the Corporation on May 19, 1998, to become effective on the filing date.

Section 6.1 of the Company's Restated Articles of Incorporation is amended in its entirety to read as follows:


                                   ARTICLE 6
                                 CAPITAL STOCK

"6.1 Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue shall be Thirty-two Million (32,000,000), $.001 par value per share, of which Thirty Million (30,000,000) shall be common voting shares and Two Million (2,000,000) shall be undesignated shares. The Board of Directors shall have the authority to issue any or all such shares and rights to shares in accordance with the Act. The common voting shares shall be of the same class and series with equal rights and preferences unless the Board of Directors shall establish one or more separate classes or series. The undesignated shares shall be issued in such classes or series and shall have such voting rights and preferences or restrictions, including without limitation, rights, preferences and restrictions as to redemption, distributions and conversion, as the Board of Directors may establish."

Articles 6.2, 6.3 and 6.4 shall remain unchanged.

This amendment has been approved pursuant to Minnesota Statutes Chapter 302A. I certify that I am authorized to execute this Amendment and I further certify that I understand that by signing this Amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I signed this document under oath.

                                         /s/ Joseph C. Levesque
                                         --------------------------------------
                                         President

Dated:  August 20, 1998

                                                         [STAMP]
                                                   STATE OF MINNESOTA
                                                   DEPARTMENT OF STATE
                                                          FILED
                                                       AUG 31 1998
                                                 /s/ Joan Anderson Growe
                                                   Secretary of State